Exhibit 99.1

C-Chip launches The Hawk 100: Unparalleled theft protection for the motorcycle and recreational vehicle market

November 14, 2003 - C-Chip Technologies Corporation (OTCBB: CCHI) is proud to announce the commercial launch of its latest product, the highly innovative The Hawk 100; an RFID (Radio Frequency Identification) anti-theft device designed specifically for the motorcycle and recreational vehicle market.

Stephane Solis, President & CEO, states: "For an anti-theft device in the recreational vehicle market, size does matter and the smaller, the better. Compared to presently available systems, The Hawk 100 is extremely small and fits in the palm of a hand. As well, the unit can be installed in about 20 minutes by practically any technician; our closest competitor's product needs a specialist and installation can take several hours. Also, the retail price of The Hawk 100 is expected to be 50% lower than current comparable products. We believe that The Hawk 100 offers significant opportunities worldwide and our goal is to capture a large market share. With the unique characteristics and pricing of The Hawk 100, we are confident that this goal can be attained fairly quickly."

The Hawk 100 has been commended by major insurance companies and will be officially presented and demonstrated at the Toronto Motorcycle Show to be held in early December at the Toronto Convention Center. C-Chip will showcase its newest product as a guest of one of the largest Canadian distributors of after-market products and accessories for the recreational vehicle market. More than 35,000 visitors -- including product distributors from around the world -- are expected to attend.

The Hawk 100 is designed to provide motorcycles, snowmobiles, personal watercrafts and ATV's with highly effective and cost efficient theft prevention.

The Hawk 100 has many features that make it unique. First, the unit is completely transparent to the end user who only has to have an active transponder in his/her possession to activate and deactivate the system. Without the transponder, the vehicle will simply not operate. Secondly, the system draws no current in the standby mode - a problem encountered with competitive products. Finally, the very small size of the completely weatherproof unit makes it easy to install and thus invisible to thieves or indeed, any unauthorized user.

C-Chip has already attracted significant attention of major aftermarket distributors in the industry and is currently negotiating agreements for distribution in North America and Asia. Preliminary discussions have been held for European distribution. The details of such agreements will be announced as soon as negotiations are completed.

About the C-ChipJ Technology

The C-ChipJ is a new wireless, web-based set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America using the Internet. Applications for the C-ChipJ technology offers significant opportunities within the markets for credit, security and asset management solutions. Detailed information on the technology and its applications is available on our web-site at www.c-chip.com.

About C-Chip Technologies Corporation

C-Chip Technologies Corporation is positioned in an emerging and rapidly growing industry which is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. The Company's goal is to be recognized as a leading provider of credit management solutions for financial institutions, of security solutions for insurance companies and asset management solutions for car rental companies and urban fleets.

Contact:
Stephane Solis, President & CEO
C-Chip Technologies Corporation
877-339-2447
ssolis@c-chip.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.